EXHIBIT 23.1

CONSENT OF KOSTIN, RUFFKESS & COMPANY, LLC

     We consent to the incorporation by reference in this annual report (Form 10-KSB) of Flight Safety Technologies, Inc. of our report dated July 7, 2004, except as to Note 12 as to which the date is August 12, 2004, included in the 2004 Annual Report to the Shareholders of Flight Safety Technologies, Inc.

/s/ Kostin, Ruffkess & Company, LLC

Kostin, Ruffkess & Company, LLC Farmington, Connecticut August 23, 2004